[Letterhead of Pritchett, Siler & Hardy]


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ---------------------------------------------------


March 13, 1997


Kara International, Inc.
9005 Cobble Canyon Lane
Sandy, Utah  84093

Re: Consent to be named in the S-8 Registration Statement of Kara International, Inc., a Nevada corporation (the "Registrant"), SEC File No. 002-97690-D, to be filed on or about March 17, 1997, covering the registration and issuance of 250,000 shares of common stock to four individual consultants

Gentlemen:

        We hereby consent to the use of our report dated January 9, 1997, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


/s/ Pritchett, Siler & Hardy
Certified Public Accountants

cc:  Kara International, Inc.